Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Footstar, Inc. of our report dated March 6, 2009 with respect to the consolidated financial statements, the related financial statement schedule and the effectiveness of internal control over financial reporting as of January 3, 2009, which report appears in the January 3, 2009 Annual Report on Form 10-K of Footstar, Inc.

/s/ Amper, Politziner & Mattia, LLP
Edison, New Jersey
March 31, 2009